Exhibit 5.1

[LETTERHEAD OF LAW OFFICE OF JOHN W. MARTIN]

July 30, 2007

Board of Directors

American Mold Guard

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to American Mold Guard, Inc, a California corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by selling stockholders of up to 692,310 shares (the “Shares) of the Company’s common stock, no par value, which consists of: (i) 230,770 shares of common stock (the “Private Placement Shares”) issued in connection with several Subscription Agreements, dated as of September 2005 (the “September Subscription Agreements”), by and between the Company and the investors named therein; and (ii) 461,540 shares of common stock (the “Warrant Shares”) of which (A) 230,770 shares of common stock are issuable upon exercise of certain warrants that grant the holder thereof the right to purchase one share of the Company’s common stock at an exercise price equal to $9.75 (the “Class A Warrants”), which Class A warrants were issued by the Company pursuant to the September Subscription Agreements, and (B) 230,770 shares of common stock are issuable upon exercise of certain warrants that grant the holder thereof the right to purchase one share of the Company’s common stock at an exercise price equal to $13.00 (the “Class B Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601 (b)(5) of Regulation S-B, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

American Mold Guard, Inc.

July 30, 2007

Based upon the foregoing and subject to the qualifications and limitations set forth elsewhere in this letter, we are of the opinion that:

1.	The Private Placement Shares are validly issued, fully paid and nonassessable.

2.	The Warrant Shares, when issued upon exercise of the Class A Warrants and the Class B Warrants (collectively, the “Warrants”) and upon payment of the exercise price therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

3.	The Warrants have been duly authorized by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Warrants.

The opinion set forth in paragraph 3 above is subject to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principals of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

This opinion is not rendered with respect to any laws other than the federal laws of the United States and the California General Corporation Law, as amended. As used herein, the term “California General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions contained therein, all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors

American Mold Guard, Inc.

July 30, 2007

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ John W. Martin
Law Office of John W. Martin